UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 30, 2014

HOMESTREET, INC.
(Exact name of registrant as specified in its charter)

Washington	001-35424	91-0186600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 Union Street, Ste. 2000, Seattle, WA 98101
(Address of principal executive offices) (Zip Code)
(206) 623-3050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: As previously disclosed in the Current Report on Form 8-K filed on July 7, 2014 (the “Original Form 8-K”), HomeStreet, Inc. entered into a Servicing Rights Purchase and Sale Agreement on June 30, 2014. This Form 8-K/A amends Item 1.01 of the Original Form 8-K referred to above to correct the estimated net income that HomeStreet anticipates it will receive from the transactions contemplated by that agreement. No other changes were made to the Original Form 8-K. References to the exhibits in this Form 8-K/A are references to the exhibits filed with the Original Form 8-K.

Item 1.01	Entry into a Material Definitive Agreement
On June 30, 2014, HomeStreet Bank (the “Bank”) a wholly owned subsidiary of HomeStreet, Inc. (the “Company”) sold servicing rights relating to single family mortgage loans serviced for the Federal National Mortgage Association (“Fannie Mae”) with an aggregate unpaid principle balance of approximately $3 billion (the “Servicing Rights”) to SunTrust Mortgage, Inc. (“SunTrust”) pursuant to a Servicing Rights Purchase and Sale Agreement between the Bank and SunTrust dated June 30, 2014 (the “Sale Agreement”). The sale represents approximately 25% percent of the Bank’s total single family mortgage servicing portfolio as of March 31, 2014 and is expected to result in a net gain of approximately $4.7 million in mortgage servicing income for the quarter ending June 30, 2014. Fannie Mae has consented to the transfer of the Servicing Rights pursuant to the Sale Agreement.
Pursuant to the Sale Agreement, a preponderance of the purchase price was paid on June 30, 2014, and the remainder will be released as SunTrust receives completed loan and servicing files and completes its review of the loan files relating to the Servicing Rights. SunTrust has agreed to reimburse the Bank for all documented advances of principal, interest, taxes, insurance and corporate expenses made by the Bank in accordance with Fannie Mae guidelines. While all legal right, title and interest in and to the Servicing Rights was transferred to SunTrust on June 30, 2014, the final physical transfer of the Servicing Rights is expected to occur on October 1, 2014. The Bank will continue to service the loans in the portfolio underlying the Servicing Rights on behalf of SunTrust from June 30, 2014 until the physical transfer of the Servicing Rights to SunTrust is completed.
A copy of the Sale Agreement is attached as Exhibit 10.1. The foregoing description of the Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the Sale Agreement.
The Sale Agreement and description of the Sale Agreement set forth above have been included to provide investors and security holders with information regarding the terms of the Sale Agreement, and is not intended to provide any other factual information about the Company, the Bank, SunTrust or their respective subsidiaries or affiliates. The representations and warranties contained in the Sale Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Sale Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by the parties to each other. Investors should not rely on the representations and warranties as characterizations of the actual state of facts or condition of the Company, the Bank, SunTrust or any of their respective subsidiaries, affiliates or businesses.

Forward-Looking Statements

This current report and the furnished press release included as an exhibit to this Current Report each contains forward-looking statements regarding the Company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the press release and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 18, 2014.

HomeStreet, Inc.

By:	/s/ Godfrey B. Evans
Godfrey B. Evans
Executive Vice President, Chief Administrative
Officer, General Counsel and Corporate Secretary